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                                                                      EXHIBIT 21



                       SUBSIDIARIES OF ATRION CORPORATION
                             As of December 31, 1998

                                                    State of
        Subsidiary                                Incorporation        Ownership
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
Atrion Medical Products                              Alabama              100%
Halkey-Roberts Corporation                           Florida              100%
Quest Medical, Inc.                                   Texas               100%
AlaTenn Pipeline Company                             Alabama              100%
Atrion Leasing Company, Inc.                         Alabama              100%
Atrion International, Inc.                          U.S. V.I.             100%
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



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